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                                                                   Exhibit 7.7


                           COLLATERAL PLEDGE AGREEMENT

         THIS COLLATERAL PLEDGE AGREEMENT dated as of July 13, 1998, is by and between Lee Global Energy Fund, L.P. ("Pledgor") and Peter R. Vig ("Pledgee").

                                R E C I T A L S:

         A. Pledgor is indebted to Pledgee in the amount of $644,287.50 pursuant to a Stock Purchase Agreement between the parties hereto and a Promissory Note (the "Note").

         B. Pledgee has requested security to secure the payment of the Note.

         NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                          Security Interest and Pledge

         As collateral security for the prompt payment of the Note, when due Pledgor hereby pledges and grants to Pledgee a first priority security interest in all of its right, title and interest in and to 190,900 shares of common stock of Toreador Royalty Corporation, all dividends and other property now or hereafter received in exchange for any or all of such shares and all proceeds of any of the foregoing (such property being hereinafter sometimes called the "Collateral").

                                   ARTICLE II

                         Representations and Warranties

         Pledgor represents and warrants to Pledgee that:

         Section 2.01. Title. Pledgor owns, legally and beneficially, the Collateral free and clear of any lien, security interest or other pledge.

         Section 2.02 Authority. Pledgor has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement, and the execution and delivery of this Agreement by Pledgor does not and will not conflict with, or result in the breach of, the provisions of any law, rule, regulation, judgment, writ, injunction, order or decree applicable to Pledgor.

                                   ARTICLE III

                       Affirmative and Negative Covenants


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         Pledgor covenants and agrees with Pledgee that:

         Section 3.01. Encumbrances. Pledgor shall not create, permit, or suffer to exist, and shall defend the Collateral against, any lien, security interest, or other encumbrance on the Collateral except the pledge and security interest or Pledgee hereunder, and shall defend Pledgee's rights in the Collateral and Pledgee's security interest in the Collateral against the claims of all persons and entities.

         Section 3.02. Sale of Collateral. Pledgor shall not sell, assign, or otherwise dispose of the Collateral or any part thereof without the prior written consent of Pledgee.

         Section 3.03. Adjustments. If Pledgor shall become entitled to receive or shall receive any shares, whether as an addition to, in substitution of, or in exchange for the Collateral or otherwise, Pledgor agrees to accept the same as Pledgee's agent and to hold the same in trust for Pledgee, and to deliver the same forthwith to Pledgee in the form received, with the appropriate endorsement of Pledgor, when necessary and/or appropriate to be held by Pledgee as additional Collateral for the Note, subject to the terms hereof.

         Section 3.04. Further Assurances. At any time and from time to time, upon the request of Pledgee, and at the sole expense of Pledgor, Pledgor shall promptly execute and deliver all such further instruments and documents and take such further action as Pledgee may deem necessary or desirable to preserve and perfect his security interest in the Collateral and carry out the provisions and purposes of this Agreement, including, without limitation, the execution and filing of such financing statements as Pledgee may require. A carbon, photographic, or other reproduction of this Agreement or of any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement and may be filed as a financing statement.

         Section 3.05. Notification. Pledgor shall promptly notify Pledgee of
(i) any lien, security interest, encumbrance, or claim made or threatened against the Collateral, (ii) any material change in the Collateral, including, without limitation, any material decrease in the value of the Collateral, and
(iii) the occurrence or existence of any Event of Default (hereinafter defined) or the occurrence or existence of any condition or event that, with the giving of notice or lapse of time or both, would be an Event of Default.

                                   ARTICLE IV

                          Rights of Pledgee and Pledgor

         Section 4.01. Pledgee's Duty of Care. Pledgee shall have no responsibility for or obligation or duty with respect to all or any part of the Collateral. Pledgee shall be deemed to have exercised reasonable care in the custody of the Collateral if Pledgee takes reasonable action to safeguard the Collateral.

         Section 4.02. Assignment by Pledgee. Pledgee may assign the Note and any portion thereof and/or the Collateral and any portion thereof, without the consent of Pledgor.


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                                    ARTICLE V

                                     Default

         Section 5.01. Events of Default. As used herein, the term "Event of Default" means the occurrence of any of the following:

                   (a) the breach by Pledgor of any covenant or obligation of Pledgor hereunder; or

                   (b) the occurrence of an Event of Default under the Note.

         Section 5.02. Rights and Remedies; Deficiency. If an Event of Default shall have occurred and be continuing, Pledgee may from time to time in his discretion, without limitation and without notice, exercise in respect of the Collateral, in addition to any other rights and remedies provided for herein or otherwise available to him, all the rights and remedies of a secured party on default under the Uniform Commercial Code (whether or not the Uniform Commercial Code applies to the affected Collateral). In the event that the proceeds of any sale, collection or realization of or upon Collateral by Pledgee are insufficient to pay the Note and any other amounts to which Pledgee is legally entitled, Pledgor shall be liable for the deficiency, together with interest thereon as provided in the Note or (if no interest is so provided) at such other rate as shall be fixed by applicable law, together with the costs of collection and the reasonable fees of any attorneys employed by Pledgee to collect such deficiency.

                                   ARTICLE VI

                                  Miscellaneous

         Section 6.01. Expenses; Indemnification. Pledgor hereby indemnifies Pledgee and holds him harmless against, any and all losses, liabilities, claims, damages, penalties, judgments, costs, and expenses (including attorneys' fees) to which he become subject which directly or indirectly arise from or relate to
(i) the negotiation, execution, delivery, performance, administration, or enforcement of this Agreement, (ii) any of the transactions contemplated by this Agreement, or (iii) any breach by Pledgor of any representation, warranty, covenant, or other agreement contained in this Agreement WHETHER OR NOT SUCH CLAIMS, LOSSES AND LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED BY OR ARISE OUT OF PLEDGEE'S OWN NEGLIGENCE, except to the extent such claims, losses or liabilities are proximately caused by Pledgee's individual gross negligence or willful misconduct.

         Section 6.02. No Waiver; Cumulative Remedies. No failure on the part of Pledgee to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.


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The rights and remedies provided for in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

         Section 6.03. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Pledgor and Pledgee and their respective heirs, successors, and assigns, except that Pledgor and its heirs, successors and assigns may not assign any rights or obligations under this Agreement without the prior written consent of the Pledgee.

         Section 6.04. AMENDMENT; ENTIRE AGREEMENT. THIS AGREEMENT, THE NOTE AND THE STOCK PURCHASE AGREEMENT DATED OF EVEN DATE HEREWITH BETWEEN PLEDGOR AND PLEDGEE (THE "STOCK PURCHASE AGREEMENT") EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the parties hereto.

         Section 6.05. Notices. All notices and other communications provided for in this Agreement shall be given in writing and be personally delivered or sent to the intended recipient by prepaid registered or certified mail, return receipt requested, at the address set forth in the Stock Purchase Agreement. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given, if personally delivered, on the date personally delivered, or, if mailed, on the third business day following the date on which it is deposited in the United States mail.

         Section 6.06. Applicable Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America. This Agreement has been entered into in Dallas County, Texas, and it shall be performable for all purposes in Dallas County, Texas. Any action or proceeding against Pledgor under or in connection with this Agreement or any other instrument or agreement securing, evidencing, or relating to the Note may be brought in any state or federal court in Dallas County, Texas. Pledgor hereby irrevocably (i) submits to the nonexclusive jurisdiction of such courts, and (ii) waives any objection it may now or thereafter have as to the venue of any such action or proceedings brought in such court or that such court is an inconvenient forum. Pledgor agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Section 6.05 of this Agreement. Nothing in this Agreement or any other instrument or agreement securing, evidencing, or relating to the Note or any part thereof shall affect the right of Pledgee to serve process in any other manner permitted by law. Any action or proceeding by Pledgor against Pledgee may also be brought in a court located in Dallas County, Texas.


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         Section 6.07. Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

         Section 6.08. Survival. All representations and warranties made in this Agreement shall survive the execution and delivery of this Agreement, and no investigation by Pledgee shall affect the representations and warranties of Pledgor herein or the right of Pledgee to reply upon them.

         Section 6.09. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 6.10. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 6.11. Construction. Pledgor and Pledgee acknowledge that each has had the right to the benefit of legal counsel of its or his own choice and has been afforded an opportunity to review this Agreement with legal counsel, if any, and that this Agreement shall be construed as if jointly drafted by Pledgor and Pledgee.

         Section 6.12. Term of Security Agreement. The security interest hereby granted and all the terms and provisions hereof shall be deemed a continuing security agreement and shall continue in full force and effect, and all the terms and provisions hereof shall remain effective as between the parties, until such time as the Note has been fully paid. Once the note has been paid in full (including interest) this Agreement shall terminate and be of no further force and effect and Pledgee shall forthwith deliver the Collateral fully endorsed or with executed stock powers attached to Pledgor.


                                    * * * * *


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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

                                PLEDGOR:

                                LEE GLOBAL ENERGY FUND, L.P.

                                By: Gralee Partners, L.P., its general partner

                                      By: Gralee Capital Corp., its general
                                          partner


                                      ------------------------------------
                                      G. Thomas Graves, III, President



                                PLEDGEE:


                                ------------------------------------------
                                Peter R. Vig